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Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS THIRD QUARTER FISCAL YEAR 2006 RESULTS

Delivers Continued Year-over-Year Improvements in Bottom-Line Performance; Provides Pro Forma Consolidated Results Including Majority-Owned Huawei-3Com Joint Venture

Third Quarter Highlights

•

Pro forma consolidated revenue (assuming consolidation of Huawei-3Com from the beginning of the period) of $305 million up from $242 million in the prior-year quarter; stand-alone GAAP revenue was $178 million, compared to $161 million for the prior-year quarter;

•	GAAP loss per share was $0.08 in the current quarter, improved from a $0.14 loss per share in the prior-year quarter; and,
•	Huawei-3Com delivered fourth quarter 2005 revenue of $145 million and profit of $18 million.[1]

MARLBOROUGH, MASS. – March 23, 2006 – 3Com Corporation (NASDAQ: COMS) today reported financial results for its third quarter of fiscal year 2006 ended March 3, 2006.

3Com Results

Generally Accepted Accounting Principles (GAAP) revenue, on a stand-alone 3Com basis, for the third quarter of fiscal 2006 was $178 million, a 10 percent increase over the same period in fiscal 2005, which had revenue of $161 million. GAAP gross

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1These numbers do not reflect inter-company eliminations. In addition, 3Com Corporation will only record its proportionate share of any profit or loss.

profit was $72 million, or 41 percent of revenue, a 5 percentage point increase over the year-ago period gross margin of 36 percent. GAAP operating expenses were $120 million, resulting in a GAAP operating loss of $47 million. This compares to GAAP operating expenses of $114 million and a $56 million GAAP operating loss in the prior-year quarter. Non-GAAP2 operating loss for the third quarter of fiscal 2006 was $30 million, a 25 percent improvement over the prior-year quarter’s non-GAAP operating loss of $40 million.

GAAP net loss for the third quarter of fiscal 2006 was $33 million, or $0.08 per share. Included in this loss per share are costs for restructuring and amortization, totaling $8 million or $0.02 per share, and certain unusual charges that total an additional $9 million or $0.02 per share. GAAP net loss per share for the prior-year period was $0.14, including restructuring and amortization costs totaling $11 million or $0.03 per share, and certain unusual charges that total an additional $5 million or $0.01 per share.

3Com ended the quarter with $706 million in cash, cash equivalents and short-term investments. Cash used in operations was $18 million, and cash used to acquire the incremental 2 percent ownership of Huawei-3Com (H-3C) was $28 million.

Huawei-3Com Financial Results

During its fourth quarter of calendar 2005, H-3C had revenue of $145 million, an increase of 66 percent over its fourth quarter of fiscal 2004, and net income, on a U.S. GAAP basis, of $18 million. For the calendar year ended December 31, 2005, H-3C’s revenue was $434 million and it had net income, on a U.S. GAAP basis, of $16 million. This compares to revenue of $262 million and a net loss of $15 million for its calendar year ended December 31, 2004. H-3C ended its calendar 2005 with $141 million in cash, cash equivalents and short-term investments, with no bank debt.

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2Non-GAAP operating loss excludes restructuring, amortization, in-process R&D, executive transition, and impairment. The required reconciliations and other disclosures are set forth later in this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

3Com’s share of the fourth quarter calendar financial performance of the unconsolidated H-3C joint-venture was equity income of $9 million as compared to an equity loss inclusion of $2 million in the prior-year period. 3Com Corporation will begin to consolidate H-3C’s results commencing with 3Com Corporation’s fiscal fourth quarter ending June 2, 2006.3

Pro forma Consolidated Financial Results

Revenue, on a pro forma basis, assuming H-3C had been consolidated from the beginning of the relevant periods, was $305 million for the third fiscal quarter of 2006, up from $242 million in the prior-year period. Pro forma consolidated net loss would have been $33 million compared to a pro forma consolidated net loss of $53 million for the prior-year period.

“I am pleased to see that our joint venture continues to perform well and that we see collaboration in the channel between our two businesses,” commented 3Com CEO, Scott Murray. “3Com continues to lower its on-going operating costs, but we still have a way to go in these efforts. We are committed to building a profitable business as quickly as we can. We believe that our strong balance sheet and global operations will allow us to achieve this goal.”

Mr. Murray added, “I am particularly impressed with our results from our Security business, which includes the TippingPoint business that was acquired just over a year ago. Our Security business delivered double-digit sequential revenue growth and we continue to take a leadership position in developing new products for our enterprise customers around the world.”

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3H-3C is on a calendar reporting schedule (a two-month difference from 3Com Corporation’s fiscal reporting schedule). The 2 month time lag, combined with the January 27, 2006 closing date of the two percent acquisition giving 3Com control over H-3C, means that only two months of H-3C’s first fiscal quarter ending March 31, 2006 will be consolidated into 3Com Corporation’s fiscal fourth quarter.

Conference Call:

Management will host a conference call and webcast at 5 p.m. EST today. To participate on the call, U.S. and international parties may dial (913) 981-4911. Alternatively, interested parties may listen to the live broadcast of the call over the Internet at 3Com's Investor Relations Web site (www.3com.com/IR) in the Earnings webcast section.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our strategic direction, goal to reach profitability and reduce costs, enterprise product development, the performance of, and our collaboration with, H-3C, and the consolidation of H-3C’s results into our financial statements and the method and timing of such consolidation. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to return to profitability in light of significant historical net losses; our focus on enterprise networking and fluctuating results based on conditions in that market; our ability to respond effectively to increased competition; our ability to compensate for lower sales or cash outlays with cost reductions sufficient to generate positive net income or cash flow; the consequences of expense reduction; our ability to evolve control systems and processes; the success of our joint venture in China with Huawei; the success of our acquisitions and our ability to integrate them; our ability to ensure the success of our existing strategic alliances and form new ones; our strategy of outsourcing functions and operations; our ability to successfully identify and timely respond to new market and product opportunities; the market acceptance of our products and the inclusion of our technology in industry standards; the reduction of business from one or more of the small number of resellers who represent a significant portion of our sales; the reduction by our distributors of inventory of our products; our ability to successfully develop relationships with system integrators, service providers and enterprise VARs; competition from Huawei in the enterprise networking market; our ability to successfully manage our supply chain; the ability of our manufacturing outsourcing strategy to meet cost, quality and performance standards; adverse outcomes from tax examinations; the complexity and cost of litigation to protect, maintain or enforce our intellectual property; our ability to successfully defend intellectual property infringement claims; fluctuations in operating results contributing to stock price volatility; risks related to our China joint venture, H-3C, and doing business in China; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended June 3, 2005. 3Com Corporation assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein. References to the financial information included in this press release reflect rounded numbers and should be considered approximate values.

About 3Com Corporation

3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also is the majority owner of Huawei-3Com Co., Ltd. (H-3C), a China-based joint venture formed by 3Com and Huawei in November 2003. H-3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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Copyright © 2006 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders

3Com Corporation

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable U.S. GAAP Measures

(Unaudited)

The non-GAAP measures we use in this press release, our related conference call or in other public forums are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies. The non-GAAP operating loss measure we use is defined to exclude the following charges and benefits: restructuring, amortization, in-process research and development and special items that management believes are unusual and outside of our on-going operations, such as, for the periods presented in this release, executive transition and impairment. In future periods when FAS 123(R) is adopted by the Company, we would expect to also exclude the resulting stock-based compensation expense. Please see the text of our Current Report on Form 8-K, dated the date hereof, for a discussion of the purposes for which management uses these non-GAAP measures and why we believe they are useful to investors.

The following reconciles non-GAAP financial measures used in this press release (and/or on our conference call announcing our quarterly results or in other public forums) to the most directly comparable GAAP measure for the respective periods:

(a) When presented on a pro forma consolidated basis, these measures are considered non-GAAP financial measures. The most directly comparable GAAP measure is listed in the column titled "GAAP 3Com." The reconciliation from the non-GAAP measure to the most directly comparable GAAP measure is set forth in the above table. Please see the text of our Current Report on Form 8-K, dated the date hereof, for a discussion of the purposes for which management uses these non-GAAP measures and why we believe they are useful to investors.

(a) When presented on a pro forma consolidated basis, these measures are considered non-GAAP financial measures. The most directly comparable GAAP measure is listed in the column titled "GAAP 3Com." The reconciliation from the non-GAAP measure to the most directly comparable GAAP measure is set forth in the above table. Please see the text of our Current Report on Form 8-K, dated the date hereof, for a discussion of the purposes for which management uses these non-GAAP measures and why we believe they are useful to investors.